Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62012) pertaining to the CompuCredit Corporation 2000 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-78409) pertaining to the CompuCredit Corporation Amended and Restated 1998 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-92889) pertaining to the CompuCredit Corporation Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-117959) pertaining to the CompuCredit 2003 Stock Option Plan, in the Registration Statement (Form S-8 No. 117960) pertaining to the CompuCredit 2004 Restricted Stock Plan, in the Registration Statement (Form S-3 No. 333-115188) pertaining to common stock, preferred stock and debt securities, in the Registration Statement (Form S-3 No. 333-127419) pertaining to common stock issuable upon exercise of a warrant and in the Registration Statement (Form S-3 No. 333-127418) pertaining to CompuCredit Corporation 3.625% Convertible Senior Notes due 2025 of our report dated February 15, 2006, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CompuCredit Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ BDO SEIDMAN, LLP

Atlanta, Georgia

March 1, 2006